                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              HUBBELL INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

[HUBBELL LOGO]

HUBBELL INCORPORATED

584 Derby Milford Road, Orange, Connecticut 06477-4024

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 1999
--------------------------------------------------------------------------------

TO THE SHAREHOLDERS:

         Notice is hereby given that the Annual Meeting of Shareholders of Hubbell Incorporated (the "Company") will be held at the Four Points By Sheraton, 900 Prices Fork Road, Blacksburg, Virginia 24060, on Monday, May 3, 1999 at 11:00 A.M. local time for the purpose of considering and acting upon the following proposals:

         1. Election of Directors of the Company for the ensuing year, to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors may be elected and qualified.

         The following persons have been designated by the Board of Directors for nomination as Directors:

        E. Richard Brooks           Malcolm Wallop         Joel S. Hoffman
        George W. Edwards, Jr.      Daniel J. Meyer        G. Jackson Ratcliffe
        Andrew McNally IV                                  John A. Urquhart

         2. The ratification of the selection of independent accountants to examine the annual financial statements for the Company for the year 1999.

         3. Approval of the Company's 1973 Stock Option Plan for Key Employees, as amended (the "1973 Plan").

         4.  A shareholder proposal on Board diversity.

         5. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

     Accompanying this Notice of Annual Meeting is a form of proxy and a proxy statement. Copies of the Company's Annual Report for the year ended December 31, 1998 have been mailed under separate cover to all shareholders.
--------------------------------------------------------------------------------

IMPORTANT: IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. THEREFORE, PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

     The Board of Directors has fixed the close of business on March 12, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournments thereof. The transfer books will not be closed.

                       By order of the Board of Directors

                                                      RICHARD W. DAVIES
                                                       Vice President,
                                                     General Counsel and
                                                          Secretary

Dated:  March 22, 1999

                              HUBBELL INCORPORATED

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 3, 1999
                               ------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Hubbell Incorporated, a Connecticut corporation (the "Company"), to be voted at its Annual Meeting of Shareholders to be held at the Four Points By Sheraton, 900 Prices Fork Road, Blacksburg, Virginia 24060, on Monday, May 3, 1999, and any adjournments thereof. Commencing on or about March 29, 1999, copies of this Proxy Statement and the proxy form are being mailed to all shareholders. Copies of the Company's Annual Report for 1998 have been mailed under separate cover to all shareholders.

     Any shareholder executing a proxy may revoke it at any time prior to its use. The Company will treat any duly executed proxy as not revoked until it receives a duly executed instrument revoking it, or a duly executed proxy bearing a later date or, in the case of death or incapacity of the person executing the same, written notice thereof. A proxy also may be revoked by voting by ballot at the annual meeting.

                    VOTING RIGHTS AND SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The record date for the determination of shareholders entitled to vote at the meeting is the close of business on March 12, 1999. On March 12, 1999, the Company had outstanding 10,672,883 shares of Class A Common Stock, par value $.01 per share, and 54,548,500 shares of Class B Common Stock, par value $.01 per share, and no other voting securities. Each share of Class A Common Stock is entitled to twenty votes and each share of Class B Common Stock is entitled to one vote. The vote required for each proposal to be acted upon at this meeting is set forth in the description of that proposal.

     The following table sets forth as of March 12, 1999, or such other date as indicated in the table, each of the persons known to the Company to own beneficially shares representing more than 5% of any class of the Company's outstanding voting securities, with the percent of class stated therein being based upon the outstanding shares on March 12, 1999.

                                                                       AMOUNT AND
                                                                       NATURE OF
                                      NAME AND ADDRESS OF              BENEFICIAL             PERCENT
       TITLE OF CLASS                   BENEFICIAL OWNER               OWNERSHIP              OF CLASS
       --------------                 -------------------              ----------             --------
Class A Common Stock          Andrew McNally IV, G. J. Ratcliffe,     2,734,240(1)(2)(4)       25.62%
                                and John A. Urquhart, as trustees
                                under a Trust Indenture dated
                                September 2, 1957 made by Louie E.
                                Roche (the "Roche Trust"), c/o
                                Hubbell Incorporated, 584 Derby
                                Milford Road, Orange, Connecticut
                                06477

                                                                       AMOUNT AND
                                                                       NATURE OF
                                      NAME AND ADDRESS OF              BENEFICIAL             PERCENT
       TITLE OF CLASS                   BENEFICIAL OWNER               OWNERSHIP              OF CLASS
       --------------                 -------------------              ----------             --------
Class A Common Stock          Andrew McNally IV, G. J. Ratcliffe,         1,855,840(2)(3)(4)  17.39%
                                and John A. Urquhart, as trustees
                                under a Trust Indenture dated
                                August 23, 1957 made by Harvey
                                Hubbell (the "Hubbell Trust"), c/o
                                Hubbell Incorporated, 584 Derby
                                Milford Road, Orange, Connecticut
                                06477

Class B Common Stock          Trustees of General Electric Pension        4,296,502(5)          7.88
                                Trust, General Electric Investment
                                Corporation and GE Investment
                                Management Incorporated
                                (collectively), 3003 Summer
                                Street, P.O. Box 7900,
                                Stamford, Connecticut 06904

Class B Common Stock          T. Rowe Price Associates, Inc.,             3,053,454(6)          5.60
                                100 E. Pratt Street,
                                Baltimore, Maryland 21202

---------------

     (1) The beneficiaries of such trust are the issue of Harvey Hubbell and their spouses.

     (2) The Trust Indenture requires that, so long as no bank or trust company is acting as a trustee, there shall be three individuals acting as trustees, each of whom, so long as any securities of the Company are held by the trust, must be an officer or Director of the Company. The Trust Indenture provides that successor trustees are to be appointed by the trustees then in office. The trustees have shared voting and investment power with respect to the securities of the Company held in such trust.

     (3) The beneficiaries of such trust are the issue of Harvey Hubbell.

     (4) In addition, Messrs. McNally, Ratcliffe, and Urquhart beneficially own shares of the Company's Common Stock. Mr. Ratcliffe holds unexercised options for the purchase of the Company's Class B Common Stock and is a Trustee of the Harvey Hubbell Foundation which owns 106,304 shares of Class A Common Stock and 29,358 shares of Class B Common Stock. (See "Election of Directors" and table captioned "Aggregated Options/SAR Exercises During 1998 Fiscal Year and Fiscal Year-End Option/SAR Values".)

     (5) The Company has received a copy of Schedule 13G as filed with the Securities and Exchange Commission ("SEC") by the Trustees of General Electric Pension Trust, General Electric Investment Corporation and GE Investment Management Incorporated reporting ownership of these shares as of December 31, 1998. As reported in said Schedule 13G, the Trustees of General Electric Pension Trust have shared voting and dispositive power for 1,776,202 of such shares, General Electric Investment Corporation has sole voting and dispositive power for 1,448,263 of such shares and shared voting and dispositive power for 1,776,202 of such shares, and GE Investment Management Incorporated has sole voting and dispositive power for 1,072,037 of such shares.

     (6) The Company has received a copy of Schedule 13G as filed with the SEC by T. Rowe Price Associates, Inc. ("Price Associates") reporting ownership of these shares as of December 31, 1998. As reported in said Schedule 13G, Price Associates has sole voting power for 367,400 of such shares and sole dispositive power for 3,052,254 of such shares.

                               ------------------

     The following table sets forth as of March 12, 1999, the equity securities of the Company beneficially owned by each of the Directors and named executive officers of the Company, and by all Directors and executive officers of the Company as a group (15 persons):

                                                                   AMOUNT AND
                                                                   NATURE OF             PERCENT
                                                                   BENEFICIAL              OF
                NAME                      TITLE OF CLASS        OWNERSHIP(1)(2)           CLASS
                ----                      --------------        ---------------          -------
E. Richard Brooks....................   Class A Common                   600                 0.01%
George W. Edwards, Jr. ..............   Class A Common                 1,000                 0.01
                                        Class B Common                   156                   --
Joel S. Hoffman......................   Class A Common                 2,654                 0.02
                                        Class B Common                   484                   --
Horace G. McDonell(6)................   Class A Common                 1,000                 0.01
                                        Class B Common                   272                   --
Andrew McNally IV....................   Class A Common             4,590,080(3)             43.01
                                        Class B Common                 8,512                 0.02
Daniel J. Meyer......................   Class B Common                   726                   --
G. Jackson Ratcliffe.................   Class A Common             4,820,672(3)(4)          45.17
                                        Class B Common               502,594(5)              0.92
John A. Urquhart.....................   Class A Common             4,590,080(3)             43.01
                                        Class B Common                 3,226                 0.01
Malcolm Wallop.......................   Class B Common                   100                   --
Harry B. Rowell, Jr. ................   Class A Common               168,911(4)              1.58
                                        Class B Common               301,237(5)              0.55
Vincent R. Petrecca(7)...............   Class A Common                81,737                 0.77
                                        Class B Common               286,208                 0.52
Timothy H. Powers....................           --                        --                   --
Thomas H. Pluff......................   Class A Common                 1,735                 0.02
                                        Class B Common                81,170                 0.15
All Directors and executive officers
  as a group.........................   Class A Common             5,011,584(3)(4)          46.96
                                        Class B Common             1,293,912(5)              2.37

---------------

(1) The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated and include the following shares obtainable within sixty days of March 12, 1999 by the exercise of stock options pursuant to the Company's 1973 Plan: Mr.
    Ratcliffe -- 297,530 shares of Class B Common, Mr. Rowell -- 20,000 shares of Class A Common and 221,199 shares of Class B Common, Mr.
    Petrecca -- 216,889 shares of Class B Common, and Mr. Pluff -- 71,230 shares of Class B Common; and all executive officers as a group -- 26,000 shares of Class A Common Stock and 916,522 shares of Class B Common Stock.

(2) Does not include share units (representing shares of Class A Common Stock and Class B Common Stock) credited to and held under the Company's deferred compensation program for Directors who are not employees of the Company, as discussed below under "Compensation of Directors". As of March 12, 1999, the following have been credited under the deferred compensation program: Mr. Brooks -- 1,712 shares each of Class A and Class B Common Stock; Mr.
    Edwards -- 5,082 shares each of Class A and Class B Common Stock; Mr. Hoffman -- 7,419 shares each of Class A and Class B Common Stock; Mr. McDonell -- 11,212 shares each of Class A and Class B Common Stock; Mr. McNally -- 17,984 shares each of Class A and Class B Common Stock; Mr.
    Meyer -- 4,270 shares each of Class A and Class B Common Stock; Mr.
    Urquhart -- 732 shares each of Class A and Class B Common Stock; and Mr. Wallop -- 639 shares each of Class A and Class B Common Stock.

(3) Includes 2,734,240 shares of Class A Common Stock owned by the Roche Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power; and 1,855,840 shares of Class A Common Stock owned by the Hubbell Trust of which Messrs. McNally, Ratcliffe, and Urquhart are co-trustees and have shared voting and investment power.

(4) Includes 106,304 shares of Class A Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Rowell and another executive officer are co-trustees and have shared voting and investment power.

(5) Includes 29,358 shares of Class B Common Stock held by the Harvey Hubbell Foundation of which Messrs. Ratcliffe, Rowell and another executive officer are co-trustees and have shared voting and investment power.

(6) Not standing for reelection.

(7) Due to a Company oversight, a Form 4 filing under Section 16(a) of the Securities Exchange Act of 1934 for Mr. Petrecca reflecting the exercise of stock options in November, 1998, was filed late.

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board of Directors shall consist of not less than three nor more than eleven Directors who shall be elected annually by the shareholders. The Board has fixed the number of Directors at eight, and the following persons are proposed as Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. In the event that any of the nominees for Directors should become unavailable, it is intended that the shares represented by the proxies will be voted for such substitute nominees as may be nominated by the Board of Directors, unless the number of Directors constituting a full Board of Directors is reduced. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted for the purposes of the election of Directors. Mr. McDonell is retiring as a Director of the Company after serving the Company's shareholders in that capacity since 1985.

                                                                                         YEAR FIRST
                                                                                          BECAME A
NAME                            AGE(1)               PRINCIPAL OCCUPATION                 DIRECTOR
----                            ------               --------------------                ----------
G. Jackson Ratcliffe...........   62    Chairman of the Board, President and Chief          1980
                                          Executive Officer of the Company. Director of
                                          Aquarion Company, Praxair, Inc., Olin
                                          Corporation and Sunoco, Inc.

                                                                                         YEAR FIRST
                                                                                          BECAME A
NAME                            AGE(1)               PRINCIPAL OCCUPATION                 DIRECTOR
----                            ------               --------------------                ----------
E. Richard Brooks..............   61    Chairman, President and Chief Executive             1993
                                          Officer of Central and South West Corporation
                                          (utility holding company).

George W. Edwards, Jr. ........   59    Retired President and Chief Executive Officer       1990
                                          of The Kansas City Southern Railway Company
                                          (railroad). Chairman of the Board and a
                                          Director of El Paso Electric Company and
                                          Aquarion Company.

Joel S. Hoffman................   60    Partner of Simpson Thacher and Bartlett, a New      1989
                                          York City law firm.

Horace G. McDonell.............   70    Retired Chairman and Chief Executive Officer        1985
                                          of The Perkin-Elmer Corporation (manufacturer
                                          of diverse high technology products).
                                          Director of Ethan Allen Inc.

Andrew McNally IV..............   59    Retired Chairman and Chief Executive Officer        1980
                                          of Rand McNally & Company (printing,
                                          publishing and map-making). Principal of
                                          Hammond, Kennedy, Whitney & Company, Inc. (a
                                          leverage buy-out firm); and a director of
                                          Borg Warner Security Corp., Mercury Finance,
                                          Morgan Stanley Funds, and Zenith Electronics
                                          Corp.

Daniel J. Meyer................   62    Chairman of the Board, President and Chief          1989
                                          Executive Officer of Milacron Inc. (plastics
                                          processing systems and services and metal
                                          cutting process products and services).
                                          Director of Firstar Corporation and The E.
                                          W. Scripps Company.

John A. Urquhart...............   70    President of John A. Urquhart Associates            1991
                                          (management consultant) and Senior Advisor to
                                          the Chairman and a Director of Enron Corp.
                                          (natural gas pipeline system). Director of
                                          Teco Energy, Incorporated, a public utility
                                          holding company, and its subsidiary, Tampa
                                          Electric Company, Aquarion Company, The Weir
                                          Group plc., Catalytica, Inc., and its
                                          subsidiary, Catalytica Combustion Systems,
                                          Inc.

                                                                                      YEAR FIRST
                                                                                      BECAME A
NAME                        AGE(1)               PRINCIPAL OCCUPATION                 DIRECTOR
----                        ------               --------------------                 ----------
Malcolm Wallop.................   66    Chairman and President of Frontiers of Freedom      1995
                                          Institute (non-profit foundation). Director
                                          of El Paso Natural Gas Company.

---------------

(1) As of March 12, 1999.

     Each of the individuals was elected as a Director by the shareholders of the Company.

     During the five years ended December 31, 1998, Messrs. Brooks, Hoffman, Edwards, McDonell, McNally, Meyer, Ratcliffe and Urquhart have either been retired or held the principal occupation set forth above opposite their names.

     Mr. Wallop has served as President of Frontiers of Freedom Foundation since January 2, 1995. From 1976 until his retirement on January 1, 1995, he served as a United States Senator from the State of Wyoming.

     Messrs. Brooks, Hoffman, McDonell, Meyer, and Wallop serve as members of the Audit Committee, with Mr. McDonell as Chairman. The Audit Committee, which consists of Directors who are not employees of the Company, met two times in 1998. The Audit Committee recommends to the Board of Directors of the Company the appointment of independent accountants to serve as auditors for the following year, subject to ratification by the shareholders at the Annual Meeting; meets periodically with the independent accountants, internal auditors, and appropriate personnel responsible for the management of the Company and subsidiary companies concerning the adequacy of internal controls and the objectivity of the financial reporting of the Company; and reviews and approves the scope of the audit and fees for audit and non-audit services performed by the independent accountants. The independent accountants and the Company's internal auditors each meet alone with the Audit Committee and have access at any time to the Audit Committee.

     Messrs. Edwards, Hoffman, McDonell, and Ratcliffe serve as members of the Executive Committee, with Mr. Ratcliffe as Chairman. The Executive Committee, which met once in 1998, exercises, during the intervals between the meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business, properties and affairs of the Company, except certain powers enumerated in the By-Laws of the Company.

     Messrs. Edwards, McDonell, McNally, and Urquhart serve as members of the Compensation Committee, with Mr. Edwards as Chairman. The Compensation Committee, which met two times in 1998, is charged with the duties of recommending to the Board of Directors the remuneration (salary plus additional compensation and benefits) of the Chief Executive Officer and, after consultation with him, the remuneration of all other corporate officers; reviewing the remuneration for senior executives; approving stock option grants; recommending (for approval) to the Board of Directors pension changes, and other significant benefits or perquisites; reviewing the existing senior executive resources of the Company and the plans for the development of qualified candidates, and reporting to the Board of Directors annually; recommending to the Board of Directors (for approval) changes proposed by the Chief Executive Officer pertaining to organization structure or appointment of the Company's officers; and conducting annually with the Chief Executive Officer an appraisal of the performance of the Chief Executive Officer and reviewing the latter's appraisal of the performance of the other members of the Company's key management group.

     Messrs. Brooks, McNally, Meyer, Ratcliffe, Urquhart, and Wallop serve as members of the Finance Committee, with Mr. McNally as Chairman. The Finance Committee, which met two times in 1998, recommends to the Board of Directors of the Company proposals concerning long and short-term financing, material divestments and acquisitions, cash and stock dividend policies, programs to repurchase the Company's stock, stock splits, and other proposed changes in the Company's capital structure; periodically reviews the Company's capital expenditure policy and recommends changes to the Board of Directors, where appropriate, and, when requested by the Board of Directors, reviews and makes recommendations to the Board of Directors with respect to proposals concerning major capital expenditures and leasing arrangements; reviews annually the Company's insurance programs and their adequacy to protect against major losses and liabilities; reviews and monitors the administration and asset management of the Company's employee benefit plans, including the selection of investment and other advisors, the allocation of assets between fixed income and equity, and the performance of plan investment managers; and reviews and monitors the administration of the Company's cash and investment portfolios, including the Company's investment guideline policies.

     The Board of Directors does not have a nominating committee. This function is performed by the Board of Directors as a whole. The Company's By-Laws contain time limitations, procedures and requirements relating to shareholder nominations of Directors. Any shareholder who intends to bring before the annual meeting of shareholders any nomination for Director shall deliver not less than fifty days prior to the date of the meeting written notice to the Secretary of the Company setting forth specified information with respect to the shareholder and additional information as would be required under SEC regulations for a proxy statement used to solicit proxies for such nominee.

     Five meetings of the Board of Directors of the Company were held during the year ended December 31, 1998.

                             EXECUTIVE COMPENSATION

CASH AND OTHER FORMS OF COMPENSATION

     The following table sets forth the aggregate cash and other compensation paid or accrued by the Company for services rendered in all capacities to the Company and its subsidiaries to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the three fiscal years ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG
                                                                               TERM
                                                                              COMPEN-
                                                 ANNUAL COMPENSATION          SATION
                                            -----------------------------   -----------
                                                                   OTHER    SECURITIES       ALL
                                                                  ANNUAL    UNDERLYING      OTHER
                                                                  COMPEN-    OPTIONS/      COMPEN-
    NAME AND PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   SATION       SARS       SATION(2)
    ---------------------------      ----    ------    --------   -------   ----------    ---------
G.J. Ratcliffe.....................  1998   $700,000   $780,000   $20,242     132,000      $55,640
  Chairman of the Board, President   1997    650,000    780,000   17,201      120,000       54,140
  and Chief Executive Officer        1996    600,000    700,000   18,360      100,000       45,550

H. B. Rowell.......................  1998    347,500    370,000   11,895       70,000        4,140
  Executive Vice President and       1997    312,000    370,000    9,788       50,000        4,140
  Chief Operating Officer            1996    300,000    336,000    7,258       40,000        3,450

V. R. Petrecca.....................  1998    330,000     50,000    6,578          -0-        4,140
  Executive Vice President           1997    318,240    353,000    7,750       40,000        4,140
                                     1996    306,000    336,000    5,455       40,000        3,450

T. H. Powers(3)....................  1998    106,692    247,000      -0-       40,000          -0-
  Senior Vice President and          1997      --         --        --         --            --
  Chief Financial Officer            1996      --         --        --         --            --

T. H. Pluff........................  1998    251,900     75,000    4,318       18,000        4,140
  Group Vice President               1997    242,200    125,000    4,496       18,000        4,140
                                     1996    232,900    120,000    3,928       16,000        3,450

---------------
(1) Reflects bonus earned during fiscal year under the Company's incentive compensation plans.

(2) Includes (a) premiums under the Company's supplemental medical plan which provides for reimbursement of certain medical expenses not covered by the Company's group insurance policy and (b) Director and Board committee fees for Mr. Ratcliffe of $51,500 in 1998, $50,000 in 1997 and $42,100 in 1996.

(3) Joined the Company on September 21, 1998; bonus represents negotiated amount in connection with Mr. Powers joining the Company.

                   OPTIONS/SAR GRANTS DURING 1998 FISCAL YEAR

     The following table provides information on option grants in fiscal 1998 to the named executive officers of the Company.

                                              INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                        --------------------------------------------------------------          VALUE AT
                          NUMBER OF         PERCENT OF                                       ASSUMED ANNUAL
                          SECURITIES           TOTAL                                      RATES OF STOCK PRICE
                          UNDERLYING       OPTIONS/SARS        EXERCISE                     APPRECIATION FOR
                           OPTIONS/         GRANTED TO         OR BASE                         OPTION TERM
                             SARS            EMPLOYEES          PRICE       EXPIRATION   -----------------------
         NAME             GRANTED(1)      IN FISCAL YEAR      ($/SHARE)        DATE        5%(2)        10%(2)
         ----             ----------      --------------      ---------     ----------     -----        ------
  G. J. Ratcliffe.....     132,000             11.7%           $39.344       12/07/08    $3,271,847   $8,257,519
  H. B. Rowell........      70,000              6.2             39.344       12/07/08     1,735,070    4,378,987
  V. R. Petrecca......         -0-           --                 --             --               -0-          -0-
  T. H. Powers........      40,000              3.5             39.344       12/07/08       991,469    2,502,279
  T. H. Pluff.........      18,000              1.6             39.344       12/07/08       446,161    1,126,025

---------------
(1) Non-qualified options to acquire shares of Class B Common Stock of the Company were granted on December 8, 1998 at 100% of the fair market value of the Class B Common Stock on the date of grant. No portion of the option is exercisable before the third anniversary of the date of grant; on the third anniversary of the date of grant the option becomes fully exercisable. The exercise price of an option may be paid in cash or in shares of either the Company's Class A Common Stock or Class B Common Stock, or a combination thereof. The 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan. In the event of a Change of Control, participants who are officers, and other participants who are designated by the Compensation Committee, would have the right to surrender their then exercisable options, including those accelerated within the thirty-day period following the Change of Control and to receive in cash the amount by which the highest closing price within the sixty days preceding the Change of Control of the common stock underlying the option exceeds the option price for such common stock.

(2) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their ten-year term, assuming the specified compounded rates of appreciation on the Company's Class B Common Stock over the term of the options. These numbers do not take into account provisions of the options providing for cancellation of the option following termination of employment, nontransferability, or the vesting provisions described in footnote (1) above.

            AGGREGATED OPTIONS/SAR EXERCISES DURING 1998 FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on stock option exercises in fiscal 1998 by the named executive officers of the Company and the value of such officers' unexercised stock options at December 31, 1998.

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                            OPTIONS/SARS AT                OPTIONS/SARS
                           SHARES                           FISCAL YEAR-END            AT FISCAL YEAR-END(1)
                          ACQUIRED        VALUE       ---------------------------   ---------------------------
         NAME            ON EXERCISE     REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------     --------     -----------   -------------   -----------   -------------
G. J. Ratcliffe........    96,470(2)    $2,595,317      297,530        352,000      $2,885,956         $0
H. B. Rowell...........         0           --          241,199        160,000       3,152,487          0
V. R. Petrecca.........    62,596(3)     1,929,552      216,889         80,000       2,639,940          0
T. H. Powers...........         0           --                0         40,000               0          0
T. H. Pluff............         0           --           71,230         52,000         789,946          0

---------------
(1) Limited to in-the-money stock options.

(2) Class B Common Stock.

(3) 50,000 shares Class A Common and 12,596 shares Class B Common Stock.

                                 PENSION PLANS

     The Company has in effect a non-contributory defined benefit retirement plan for salaried employees ("Basic Plan") and a supplemental executive retirement plan ("SERP") which is an unfunded plan. Pension benefits are earned under both the Basic Plan and the SERP. The annual benefits under the Basic Plan are calculated as 1.50% of final compensation per year of total Company service, which includes both basic compensation and bonuses, reduced by 1.50% of primary social security benefit per year of service. SERP benefits are calculated as 6% of final total compensation (basic compensation and bonuses as reflected in the Salary and Bonus columns under the Summary Compensation Table on page 9 hereof) per year of SERP service up to a maximum of 60%, offset by benefits payable under the Basic Plan. No SERP benefit is payable if a participant terminates employment prior to age 55 with less than 10 years of SERP service. The following table illustrates annual pension benefits pursuant to the SERP (which is greater in each instance than benefits payable under the Basic Plan) under the joint and survivor annuity form upon retirement at age 65 to executive officers in the specified salary classifications:

TOTAL PENSION (ON 3 HIGHEST IN LAST 10 YEARS)
---------------------------------------------    ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED(1)(2)
               AVERAGE ANNUAL                   -----------------------------------------------------
                COMPENSATION                      5 YRS.        10 YRS.       15 YRS.       20 YRS.
               --------------                     ------        -------       -------       -------
                 $  200,000                      $ 60,000      $120,000      $120,000      $120,000
                    400,000                       120,000       240,000       240,000       240,000
                    600,000                       180,000       360,000       360,000       360,000
                    800,000                       240,000       480,000       480,000       480,000
                  1,000,000                       300,000       600,000       600,000       600,000
                  1,200,000                       360,000       720,000       720,000       720,000
                  1,400,000                       420,000       840,000       840,000       840,000

---------------
(1) The estimated annual benefits are based upon the assumptions that the individual will remain in the employ of the Company until age 65 and that the plans will continue in their present form.

(2) Years of SERP Service at December 31, 1998:

                   OFFICER                     SERVICE
                   -------                     -------
Mr. Ratcliffe................................    24
Mr. Rowell...................................    19
Mr. Petrecca.................................    14
Mr. Powers...................................     0
Mr. Pluff....................................     9

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The total direct compensation package for the Company's executives is made up of three elements: base salary, a short-term incentive program in the form of a discretionary, performance-based bonus, and long-term incentive programs in the form of (i) stock options and (ii) performance units.

     Total direct compensation for the Chief Executive Officer and the four highest paid executive officers is based on the performance of the Company. The Compensation Committee also reviews compensation data provided by outside consultants. This data is provided for each element of the total direct compensation package for comparable positions within (i) companies in our industry of similar size, and (ii) superior performing companies in general industry of comparable size and complexity.

     The Compensation Committee believes that the companies in our industry of similar size, provides limited comparison data and the use of a broader database, including companies from general industry, ensure more accurate comparisons and results.

     Base salaries are determined by competitive data and individual levels of responsibility. Target levels for bonuses, stock options, and performance units for each executive position are determined by competitive data; however, actual bonuses paid and the number of stock options and performance units granted each executive are based upon the achievement of Company financial plan goals which include factors such as net sales, net income, and earnings per share.

     In the past few years, the Company has adopted a more aggressive incentive-pay-for-performance posture. During this period, the competitive position, or emphasis, on base salaries has been lowered. Bonus and stock option opportunities thereby represent a greater portion in the total direct compensation package, enhancing the Company's goal of linking pay more directly to financial performance.

     While these comments are directed towards compensation for the Chief Executive Officer and the four highest paid executive officers, the Compensation Committee employs similar procedures to determine the compensation levels of other executives as well.

BASE SALARY

     The Company defines its market competitive position for base salaries as the 50th percentile. This represents a change over the years from a market competitive position of the 60th percentile for base salaries. To determine the salary for the Chief Executive Officer and the four highest paid executive officers, the Compensation Committee reviewed projected 1999 salary data for companies within our industry and superior performing companies of comparable size and complexity. Based upon this data, base salaries were established to approximate the 50th percentile for comparable positions in companies both within our industry and superior performing companies from general industry.

BONUS

     Bonuses are paid pursuant to the Company's short-term incentive compensation and senior executive compensation plans. Under the incentive compensation plan, 5% of the amount by which the Company's consolidated earnings, as defined in the incentive compensation plan, for each fiscal year exceeds 10% of the invested capital and long-term debt at the beginning of such fiscal year is allocated to a bonus pool to be paid out to participating employees, including the executive officers. Awards in varying amounts may be made from the pool at the discretion of the Compensation Committee. Under the senior executive plan, awards may be made based on performance goals including a percentage of the bonus pool described above. Awards under the senior executive plan may only be reduced by the Compensation Committee.

     To establish target levels for executive officers' bonus awards, the Compensation Committee uses data provided by outside consultants for comparable positions at companies within our industry and companies from general industry with comparable performance characteristics such as return on net sales and return on equity.

     In determining the 1998 bonus award for each executive officer, the Compensation Committee's primary focus was the review of the 1998 business plan with regard to net sales, pre-tax profit, and earnings per share, compared to actual results. The Compensation Committee recognized the success the Company has had in achieving non-financial goals in the Company's acquisition and restructuring programs, and in making strategic plan decisions, which are expected to result in long-term growth and benefit the shareholders. As noted, however, the Compensation Committee gave greater consideration to short-term results. While exceeding prior year financial results in difficult market conditions, the Company fell short in achieving 1998 financial goals. As a result, the 1998 bonuses of certain of the executive officers, including the Chief Executive Officer, did not increase, or are down from the prior year.

     For 1998, the Compensation Committee had designated Mr. Ratcliffe as the sole participant in the senior executive plan and established his objective performance goal by designating a percentage of the incentive compensation plan pool be paid to Mr. Ratcliffe. The Compensation Committee exercised its discretion pursuant to the senior executive plan to award Mr. Ratcliffe a bonus of $780,000 or an amount equal to that awarded the prior year.

STOCK OPTIONS

     The Compensation Committee believes that the holding of Company stock represents a unity of interest between executives and shareholders. In determining target levels for stock option grants for each senior executive, the Compensation Committee reviews data provided by an outside consultant. The data provided is on comparable position pay levels at companies of comparable size in financial performance and complexity. The actual number of stock option grants for each executive officer is based upon the financial performance of the Company, both in the short- and long-term. The Compensation Committee reviewed 1998 net sales, pre-tax profit and earnings per share. The Compensation Committee also reviewed long-term strategic plans which will position the Company for greater growth. In determining awards of stock option grants, the Compensation Committee does not consider the executive officer's unexercised stock option grants.

     In considering levels of stock option grants for the five highest paid executive officers, the primary focus was to link the executives' long-term compensation to the success of the Company's long-term strategic plans. The Compensation Committee recognized that the Company has been successful in positioning itself for long-term growth which will benefit shareholders. As a result, the number of shares awarded under the 1998 stock option grants to certain of the executive officers, including the Chief Executive Officer, increased over the prior year's level.

PERFORMANCE UNITS

     This long-term incentive program is designed to link the common interests of the Company's executives and shareholders in maximizing long-term shareholder value. The performance units, which were awarded in December, 1996 in the Company's Class B Common Stock, are based on earnings per share growth over the three-year period commencing January 1, 1997 and ending December 31, 1999. Participants may receive from 0 to 200 percent of the December, 1996 award grant depending upon whether the average annual compounded earnings per share growth is (a) below the 10% mark (no award), (b) 10% to 12.4% (100% of award), (c) 12.5% to 14.9% (150% of award), and (d) 15% and above (200% of award). The performance unit awards were based upon the actual bonuses paid to the participants for the year 1996 under the Company's incentive compensation and senior executive incentive compensation plans, and converted into Class B Common Stock performance units utilizing the conversion formula in the performance plan.

GENERAL MATTERS

     Code Section 162(m) limits to $1 million annually the amount that can be deducted by a publicly held corporation for compensation paid to any of its top five executives (as indicated in the Summary Compensation Table for that year), unless the compensation in excess of $1 million is performance based or meets certain other conditions. The Company has qualified the 1973 Plan as a performance based plan with respect to grants of options made at fair market value, and adopted the (1) senior executive incentive compensation plan and (2) performance unit plan, payments under which are intended to qualify as performance based compensation, but decided not to amend the Company's incentive compensation plan.

     The Compensation Committee believes that the total direct compensation package consisting of base salary, bonus, stock options and performance units, is appropriate for the Company's executive officers and other executives, on the basis of competitive practice, along with the Company's performance against established short- and long-term financial performance goals.

                                            Compensation Committee
                                                 George W. Edwards, Jr.,
                                                 Chairman
                                                 Horace G. McDonell
                                                 Andrew McNally IV
                                                 John A. Urquhart

CORPORATE PERFORMANCE GRAPH

     The following graph (prepared by Research Data Group, Inc. for use in this proxy statement) compares the cumulative total stockholder return on the Company's Class B Common Stock during the five fiscal years ended December 31, 1998 with a cumulative total return on the (i) Standard & Poor's MidCap 400 ("S&P MidCap"), (ii) Original Hubbell Self-Constructed Peer Group Index ("Original HI Peer Group"), and (iii) Current Hubbell Self-Constructed Peer Group Index ("Current HI Peer Group"). The comparison assumes $100 was invested on January 1, 1994 in the Company's Class B Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

     The Original HI Peer Group consisted of corporations whose businesses were representative of the Company's business segments and, therefore, served as a base for comparing total return to shareholders. The corporations in the Original HI Peer Group were: (a) AMP Incorporated, (b) Cooper Industries, Inc.,
(c) Emerson Electric Co., (d) General Signal Corporation, and (e) Thomas & Betts Corporation. As a result of the acquisition of General Signal Corporation by SPX Corporation in October, 1998, and the pending acquisition of AMP Incorporated by Tyco International Ltd., these two corporations have been deleted and the following additions have been made to the Original HI Peer Group: (a) National Service Industries, Inc. and (b) Woodhead Industries, Inc. Accordingly, the companies that comprise the Current HI Peer Group are (a) Cooper Industries, Inc., (b) Emerson Electric Co., (c) Thomas & Betts Corporation, (d) National Service Industries, Inc., and (e) Woodhead Industries, Inc. The HI Peer Groups have been weighted in accordance with each corporation's market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The Original HI Peer Group includes General Signal Corporation for the five year period through September 30, 1998; for the December, 1998 data point, the General Signal Corporation portion of the peer group was distributed among the remaining four members of the peer group, weighted according to their market cap. The weighted return for each year was calculated by assuming the products obtained by multiplying (a) the percentage that each corporation's market capitalization represents of the total market capitalization for all corporations in the index for each such year by (b) the total shareholder return for that corporation for such year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG HUBBELL, S&P MIDCAP 400, ORIGINAL HI PEER GROUP
                           AND CURRENT HI PEER GROUP

                                                                                        ORIGINAL HI PEER       CURRENT HI PEER
                                        HUBBELL INCORPORATED      S&P MIDCAP 400             GROUP                  GROUP
                                        --------------------      --------------        ----------------       ---------------
                                               100.00                 100.00                 100.00                 100.00
'1994'                                         101.00                  96.00                 102.00                  98.00
'1995'                                         136.00                 126.00                 124.00                 126.00
'1996'                                         184.00                 150.00                 145.00                 152.00
'1997'                                         215.00                 199.00                 169.00                 182.00
'1998'                                         170.00                 228.00                 186.00                 190.00

EMPLOYMENT AGREEMENTS

     The Company had agreed to employ Mr. Ratcliffe for a three-year period and Messrs. V.R. Petrecca and H.B. Rowell, Jr., for a two-year period at the respective salaries (effective January 1, 1999) of $700,000, $330,000 and $400,000 per annum. The Agreements are automatically extended on a daily basis until notice of termination is given (in 1998, the Company gave notice under the Agreements to Messrs. Ratcliffe and Petrecca that their employment agreements would terminate on May 15, 2001 and May 15, 2000, respectively). The Company may increase their salary and grant them bonuses (which they presently receive by participation in the Company's incentive compensation plans described above). If their employment is terminated (other than for cause), or if the Executive terminates his employment for any of the reasons below, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the amounts which would be received over the remainder of the term of the Agreement if he received during that period an annual amount equal to the sum of
(i) his current base salary and (ii) the average of the most recent bonuses that he received for the three prior fiscal years of the Company. The reasons for which the Executive may terminate his employment include: diminution in his authority (Mr. Ratcliffe), reduction in his compensation level or failure to increase his compensation commensurate with other senior executive officers, relocation or adverse modification of his benefits under bonus, benefit or other similar plans or of fringe benefits. In the event of his disability or death during the term of the Agreement he or his estate will be entitled to his per annum base salary for the remainder of the term of the Agreement less certain offsets. In addition, in the event of the Executive's discharge other than for cause or, if the Executive terminates his employment for any of the reasons described above, Executive would be entitled for the remainder of the employment term to (i) various medical and health plans, (ii) death and accidental death benefits, (iii) office, secretarial and other benefits afforded to senior executives and (iv) continued participation in the SERP.

SEVERANCE POLICY AND CHANGE OF CONTROL PROVISIONS

     The Company has a severance policy which covers corporate officers (other than Messrs. Ratcliffe, Petrecca and Rowell) and other individuals. The policy provides that if an eligible individual's employment is terminated (other than for cause), or if the eligible individual terminates his employment for any of the reasons noted below within three years after the occurrence of certain "Change of Control" events, he is entitled to receive the present value (discounted at 120% of the short term federal rate) of the severance amounts provided under the policy. The formula in the case of corporate officers is based upon eight weeks of base salary continuation for each full year of service, subject to a minimum of 26 weeks and a maximum of 104 weeks, with the formula amount reduced to 67% and 33% thereof, respectively, if termination occurs in the second and third year following the Change of Control event. In addition, upon such termination of employment, the eligible individual would be entitled to (a) a bonus of no less than his target bonus for the year in which the Change of Control occurs, pro rated for the number of months to such termination, and (b) for the period the base salary would have been continued even though paid as a lump sum (i) various medical and health plans, and (ii) death and accidental death benefits. The reasons for which the eligible individual may terminate his employment include: diminution in his authority, reduction in his compensation level, relocation or adverse modification of his benefits under bonus, benefit or similar plans.

     The Company's 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan. (See footnote (1) to the table captioned "Options/SAR Grants During 1998 Fiscal Year.") The performance plan provides for immediate vesting of the number of shares of Class B Common Stock payable in respect of a performance unit award in the event a "Change of Control" (as defined in the performance plan) occurs. The number of shares vested shall be equal to the number of shares represented by the award determined as if a compound growth rate had been achieved for the entire three-year performance period equal to the actual compound growth rate for such portion of the performance period prior to the date of the Change of Control multiplied by a fraction, the numerator of which is the number of full and partial months from the beginning of the performance period until the date of the Change of Control, and the denominator of which is 36. In the event of a Change of Control, and in the discretion of the Compensation Committee, payment shall be in (a) cash equal to the product of the number of shares vested times the highest price per share of the Class B Common Stock during the sixty days preceding the Change of Control, (b) in shares of Class B Common Stock or (c) in shares of such other entity into which shares of Class B Common Stock may have been converted.

     Certain provisions of the SERP do not take effect until the occurrence of certain "Change of Control" events. Among others, provisions in the SERP providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); (ii) the forfeiture of benefits should a retired participant engage in certain proscribed competitive activities; (iii) the reduction in benefits upon the early retirement of a participant; and (iv) the off-set of amounts which a participant may then owe the Company against amounts then owing the participant under the SERP, are automatically deleted upon the occurrence of a Change of Control event. In addition, neither a participant's years of service with the Company (as calculated for the purpose of determining eligibility for benefits under the SERP), nor benefits accrued under the SERP prior to the Change of Control event, may be reduced after the occurrence of a Change of Control event.

COMPENSATION OF DIRECTORS

     Each Director receives $35,000 (plus an additional $3,000 for serving as a committee chairman) per year compensation from the Company plus $1,500 for each board and board committee meeting attended, together with the expenses, if any, of such attendance. Directors also receive $1,500 for each rendition of consulting services otherwise than as part of a board or committee meeting. No such consulting services were rendered during 1998. The Company and eight current Directors have entered into an agreement to defer receipt of all or a portion of such fees pursuant to a deferred compensation agreement providing for payment of the fees in stock units (each stock unit consisting of one share each of the Company's Class A Common Stock and Class B Common Stock), subject to certain terms and conditions, upon their termination of service as Directors of the Company. Dividend equivalents are paid on the stock units and are converted into additional stock units. Certain provisions of the deferred compensation program do not take effect until the occurrence of certain "Change of Control" events, as defined in the plan. After the occurrence of a Change of Control event, the plan may not be amended without the prior written consent of an affected participant and no termination of the plan shall have the effect of reducing any benefits accrued under the plan prior to such termination. Further, in the event of a Change of Control, any stock unit credited to a Director's account shall be immediately converted into a right to receive cash and shall thereafter be treated in all respects as part of such Director's cash account.

     The Company also has a retirement plan for Directors who are not employees or officers of the Company and who do not qualify to receive a retirement benefit under any pension plan of the Company or its subsidiaries ("Eligible Directors"). Under this plan, an Eligible Director retiring at or after age 70 with at least ten years of service as a Director is paid annually for life an amount equal to (i) his regular active service annual base retainer (the "Annual Retainer") in effect during the calendar year immediately preceding the year in which the retiring Director was last elected, (ii) an additional 10% of the Annual Retainer, and (iii) any additional amounts paid for service as Committee Chairman. A retiring Eligible Director who had reached age 70 and had served for at least five but less than ten years as a Director would be entitled to a reduced amount equal to 50% of his Annual Retainer in effect during the calendar year immediately preceding the year in which the retiring Director was last elected, plus 10% of such Annual Retainer for each year of service beyond five years up to a maximum of ten years. An Eligible Director who retires prior to age 70 with five or more years of service as a Director receives a retirement benefit commencing at age 70 calculated as described above on the basis of his Annual Retainer in effect during the calendar year immediately preceding his actual retirement date. The plan also provides that a Director who was a retiree of the Company whether or not qualified for a retirement benefit under any pension plan of the Company but who had at least five years of service as a Director subsequent to such retirement is entitled to a retirement benefit under the plan at a reduced amount equal to 25% of the Annual Retainer in effect during the calendar year immediately preceding the year in which the retiring Director was last elected. Benefits payable under this plan are not funded but are paid out of the general funds of the Company. Director contributions to this plan are not permitted. Certain provisions of the retirement plan do not take effect until the occurrence of certain "Change of Control" events, as defined in the plan. Among others, provisions in the plan providing for (i) the suspension, reduction or termination of benefits in cases of gross misconduct by a participant (as determined in the sole discretion of the Compensation Committee); and (ii) the forfeiture of benefits should a retired participant engage in certain proscribed competitive activities, are automatically deleted upon the occurrence of a Change of Control event.

MATTERS RELATING TO DIRECTORS

     Mr. Hoffman, a Director of the Company, is a partner in the law firm of Simpson Thacher and Bartlett which rendered legal services to the Company during the fiscal year ended December 31, 1998.

                      RATIFICATION OF THE SELECTION OF AND
                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The selection of independent accountants to examine the financial statements of the Company made available or transmitted to shareholders and filed with the SEC for the year 1999 is to be submitted to the meeting for ratification or rejection. PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, Connecticut, has been selected by the Board of Directors of the Company to examine such financial statements.

     PricewaterhouseCoopers LLP have been independent accountants of the Company for many years. The Company has been advised that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires. The fees paid in 1998 for professional services provided by PricewaterhouseCoopers LLP to the Company and its subsidiaries were approximately $1,115,000.

     If the proposal to ratify the selection of PricewaterhouseCoopers LLP is not approved by the shareholders, or if prior to the 2000 Annual Meeting, PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting, or if its employment is discontinued by the Board of Directors, then the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2000 Annual Meeting will be subject to ratification by the shareholders at that meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

                       PROPOSAL TO APPROVE THE COMPANY'S
                       1973 STOCK OPTION PLAN, AS AMENDED

     At its meeting held on March 8, 1999, the Board of Directors of the Company approved and recommended that the Company's shareholders approve an amendment to the 1973 Plan to increase by 2,600,000 shares of Class B Common Stock the number of authorized but unissued shares of the Company set aside for issuance as needed in the continued operation of the 1973 Plan. This amendment is deemed advisable by management in order to provide a sufficient number of shares for future grants. The 1973 Plan, as amended, is being presented to the shareholders for approval. The following is a description of the principal provisions of the 1973 Plan.

     Increase in Number of Shares Issuable Under the Plan. The 1973 Plan provides for the issuance of a maximum of 3,600,000 shares of Class A Common Stock and 12,545,670 shares of Class B Common Stock. As of March 12, 1999, there were available for grant pursuant to the 1973 Plan options to purchase 1,381,487 shares of Class B Common Stock. In order to have a sufficient number of shares of Class B Common Stock available for grants of future options, the proposed amendment would increase the maximum number of shares which may be issued to 15,145,670 shares of Class B Common Stock.

     Plan Administration. The 1973 Plan is administered by the Compensation Committee consisting of at least two or more members of the Board of Directors who are each "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Act"). Subject to the express provisions of the 1973 Plan, the Compensation Committee has the authority to interpret the 1973 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements and to make all other determinations necessary or advisable for the administra-tion of the 1973 Plan. The Compensation Committee shall contain at least two "outside directors" as defined in Section 162(m) of the Code.

     Amendment and Termination. The Board of Directors of the Company may at any time amend, suspend or terminate the 1973 Plan, except that no amendment which would increase the maximum number of shares which may be issued shall be effective unless, within twelve months before or after the Board of Directors adopts such amendment, it is approved by the shareholders. No amendment, suspension or termination of the 1973 Plan shall, without the consent of the participant, terminate, or adversely affect the participant's rights under, any outstanding option.

     Eligibility. The Compensation Committee determines the particular employees within the general class of officers and key employees to whom options shall be granted. Options may not be granted to any Director who is not an officer or employee or to any member of the Compensation Committee. No incentive stock option may be granted to persons who would beneficially own, after the grant, more than 10% of the voting power of all shares of stock of the Company unless at the time any such option is granted the option price is not less than 110% of the fair market value of the underlying stock at the date of grant, and such option expires no more than five years from the date of grant. The number of shares of stock which may be issued under options granted under the 1973 Plan to any one individual in any fiscal year shall not exceed 300,000 shares, subject to adjustment as provided in the 1973 Plan.

     Option Features. The option price of the stock subject to the 1973 Plan shall not be less than 100% of the fair market value of the underlying shares on the date of grant. Options may expire not more than ten years after the date of grant. Unless otherwise restricted as specified in the option grant delivered to the participant, the participant is permitted to exercise any option with respect to both Class A Common Stock and Class B Common Stock in any proportion as such participant may determine.

     The 1973 Plan provides that options are exercisable immediately or in such installments as the Compensation Committee may prescribe. The Compensation Committee also is empowered, in its sole discretion, to accelerate the exercisability of any option at any time.

     With respect to incentive stock options granted after December 31, 1986, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all such plans of the individual's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

     Unless otherwise determined by the Compensation Committee, no option is transferable except by will or by the laws of descent and distribution, or may be exercised during the optionee's life by anyone other than the optionee.

     In the event of a participant's termination of employment, including the sale of a subsidiary employing a participant (for any reason other than death, retirement with the consent of the Company or permanent disability), a participant's option expires on the earlier of the expiration date specified in the option or three months from the date of termination of employment. In the event of a participant's retirement with the consent of the Company, options continue to mature in the normal manner and are exercisable until the later of the date three years after the date of retirement or, in the event that the participant should die during such three-year period, are exercisable until the date twelve months after death; but in no event later than the end of the option exercise period specified in the option. In the case of retirement due to permanent disability, a participant's options are exercisable, to the extent exercisable at the date of such retirement, until the date twelve months after the date of such retirement or, in the event that the participant should die during such twelve-period, such participant's options are exercisable until the date twelve months after death; but in no event later than the end of the option exercise period specified in the option. If a participant's employment terminates by reason of death, such participant's options would become exercisable, to the extent exercisable on the date of death, until the date twelve months after death; but in no event later than the end of the option exercise period specified in the option.

     Payment for stock must be made in full at the time that an option or any part thereof is exercised and no stock is issued until full payment therefor is made. Payment may be made in cash or by delivery to the Company of shares of either Class A Common Stock or Class B Common Stock or a combination thereof. A participant may satisfy, pursuant to such rules as may be prescribed by the Compensation Committee, any income tax withholding obligation that may be imposed in connection with the exercise of an option by the retention of shares by the Company, or the return to the Company of shares, in each case equal in fair market value to the amount of all or any portion of the withholding obligation. With the consent of the Compensation Committee, a participant may elect to have the Company retain a number of shares otherwise issuable on exercise of an option, or to deliver shares, in each case equal in fair market value to the amount of all of any portion of the participant's federal, state and local income tax obligation resulting from such exercise determined at the participant's maximum marginal tax rates.

     The 1973 Plan provides for the acceleration of all options (other than incentive stock options granted on or after January 1, 1987) in the event of a "Change of Control" as defined in the 1973 Plan. (See footnote (1) to the table captioned "Options/SAR Grants During 1998 Fiscal Year.")

     Federal Income Tax Consequences. The grant of an incentive stock option would have no immediate tax consequences to the Company or to the optionee. A holder of shares pursuant to the exercise of an incentive stock option would realize no taxable income at the time of exercise (although the exercise may cause an adjustment to alternative minimum taxable income). If the holder held his shares for at least two years from the date of grant and at least one year from the date of exercise, he would realize taxable long-term capital gain or long-term capital loss upon a subsequent sale of the shares at a price different from the option price. In the event that the optionee satisfies the holding period requirement described above, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the sale of shares acquired pursuant to such exercise.

     If, however, the optionee disposes of the shares within the period described above (a "disqualifying disposition"), the optionee will generally recognize ordinary income (and the Company will be entitled to a deduction) at the time of disposition equal to the excess over the exercise price of the lesser of (a) the fair market value of the shares acquired on the date of exercise, or (b) the amount realized upon the disposition. Any excess of the amount realized upon such disposition over the fair market value at the date of exercise will be short-term or long-term capital gain, depending on the holding period.

     The grant of a stock option other than an incentive stock option (a "non-qualified stock option") would have no immediate tax consequences to the Company or to the optionee. Upon the exercise of such option the optionee will be treated as receiving compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise by the optionee over the option price. This excess will also constitute wages subject to the withholding of income tax. The amount treated as compensation taxable as ordinary income may be claimed as a deduction by the Company at the same time as the optionee is treated as realizing compensation.

     The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of the Class A Common Stock and Class B Common Stock, all voting as a single class (provided that holders of shares representing a majority of the votes entitled to be cast actually cast votes) is required to adopt the 1973 Plan, as amended. Abstentions and broker non-votes will not affect the voting results although they will have the practical effect of reducing the likelihood that shares representing a majority of the votes entitled to be cast will in fact be cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 1973 PLAN, AS AMENDED.

                              SHAREHOLDER PROPOSAL

     The American Baptist Home Mission Society, an owner in street name of 200 shares of the Company's common stock, has notified the Company that it will cause the following resolution to be presented at the Annual Meeting, and has given the following reasons in support thereof. The shareholder proposal is being co-filed by the Sally S. Venerable Charitable Remainder Trust, an owner in street name of 1,000 shares of the Company's common stock.

                              BOARD INCLUSIVENESS

     Employees, customers, and stockholders reflect a greater diversity of backgrounds than ever before. We believe that the board composition of major corporations should reflect the people in the workforce and marketplace of the Twenty-first Century if our company is going to remain competitive.

     The Department of Labor's 1995 Glass Ceiling Commission reported ("Good for
Business: Making Full Use of the Nation's Human Capital") that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of S&P 500 companies revealed that ". . . firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2.5 times better than otherwise-comparable companies."

     The Investor Responsibility Research Center (IRRC) reports that in 1996, representation at senior management levels was only at 12 percent for the over 39,000 companies required to submit the EEO-1 Report. The Glass Ceiling Commission reported that companies select from only half of the available talent within the U.S. workforce.

     If we are to be prepared for the 21st Century, we must learn how to compete in an increasingly diverse global marketplace, by promoting and selecting the best qualified people regardless of race, gender or physical challenge. Sun Oil's CEO Robert Campbell stated (Wall Street Journal, 8/12/96):
"Often what a woman or minority person can bring to the board is some perspective a company has not had before -- adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white, male gathering. They can also be inspirational to the company's diverse workforce."

     We believe that the judgement and perspectives of a more diverse board will improve the quality of corporate decision-making. A growing proportion of stockholders is attaching value to board inclusiveness, since the board is responsible for representing shareholder interests. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, recently issued a set of corporate governance guidelines which included a call for "diversity of directors by experience, sex, age, and race."

     We therefore, urge our company to enlarge its search for qualified board members.

     RESOLVED:  Shareholders request that

     1. The Company make available to shareholders, at reasonable expense, a report four months from the date of the annual meeting, which includes a description of:

         -- Efforts to encourage diversified representation on the board;

         -- Criteria for board qualification;

         -- The process of selecting board nominees, and board committee members;

         -- A public statement committing the company to a policy of board inclusiveness, with a program of steps to be taken and the time line expected to move in that direction.

     2. The Board Nominating Committee make a greater effort to locate qualified women and persons of color as candidates for nomination to the board.

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal for the following reasons:

     A similar resolution was proposed at the Annual Meetings held on May 5, 1997 and May 4, 1998, at which 195,750,528 votes and 196,263,797 votes, respectively, were cast against its adoption, representing approximately 91.20% (in 1997) and 90.44% (in 1998) of the total votes cast for and against the proposal.

     The Company offers equal employment opportunity to all persons without regard to race, creed, color, sex, age, religion, national origin, physical or mental disability, or veteran status, and abides by all applicable Federal and State statutes and regulations related to equal employment practices. Consistent with that policy, and in keeping with the expanding global nature of the Company's operations, the Board recognizes that highly qualified and independent Board members with diverse backgrounds and perspectives can enhance Company performance. However, the principle criteria in selecting an individual for board membership should be that individual's qualifications, experience, skills, and the ability to contribute to the enhancement of shareholder value, without regard to gender, minority, or other status. Accordingly, the Board would prefer to achieve diversity over time, as vacancies occur, by acting in accordance with the Company's policy of equal employment opportunity in selecting the most qualified candidates, regardless of gender, minority or other status. In doing so, the Board believes that it will become more diverse, which will enable it to better reflect the composition of the Company's global workforce. Many years ago, the Company embarked on transitioning to a more effective and efficient outside board of directors, and identified various criteria that it believed would be constructive in the representation of the shareholders, enhancing performance, and maximizing value. This resulted in a Board consisting of seven to nine members with the emphasis on highly successful, knowledgeable, broadly experienced, forceful outside directors with a cross-section of disciplines to properly relate to the shareholders' interests.

     The shareholder proposal would require the Board of Directors to issue a public statement committing the Company to a policy of board inclusiveness and establishing a timetable for achieving same, and to issue by a deadline date a report describing its efforts, criteria and process of achieving board inclusiveness. Your Board of Directors does not believe this proposal would enhance the current board selection process and, thus, would not serve shareholder interests. Your Board of Directors believes that the shareholder proposal is inappropriately restrictive, would unduly limit the Company in its selection of directors, would involve cost without any commensurate benefit, and would, therefore, be detrimental to the best interests of the Company and its shareholders.

     The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, all voting as a single class, is required to approve the shareholder proposal. Abstentions and broker non-votes will not be counted as votes cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.

                                    GENERAL

     The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, at an estimated cost of $7,500, plus reasonable expenses.

     Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of (i) the election of the nominees to the Board named herein, (ii) the ratification of the selection of independent accountants, and (iii) approval of the Company's 1973 Plan, as amended; and against the shareholder proposal. All proxies will be voted as specified.

     Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

                         SHAREHOLDER PROPOSALS FOR THE
                              2000 ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy materials related to the 2000 Annual Meeting of Shareholders must be received by the Company no later than December 1, 1999. Any shareholder proposal not intended to be included in the proxy materials related to the 2000 Annual Meeting of Shareholders must be received by the Company no later than February 21, 2000 or else management of the Company will retain discretion to vote proxies received for that meeting in their discretion with respect to such proposal.

                                                  By Order of the Board of
                                                  Directors

                                                              HUBBELL
                                                              INCORPORATED

Orange, Connecticut
March 22, 1999

                              HUBBELL INCORPORATED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 1999
                      (FOR SHARES OF CLASS A COMMON STOCK)

          PROXY

     The undersigned hereby appoints each of G.J.RATCLIFFE and RICHARD W.DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and any adjournment thereof upon the matters set forth in the notice of meeting and Proxy Statement dated March 22, 1999 and upon all other matters properly coming before said meeting or any adjournment thereof. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS (2) and
(3), AND AGAINST PROPOSAL (4) UNLESS A CONTRARY SPECIFICATION IS
MADE, IN WHICH CASE IT WILL BE VOTED IN ACCORDANCE WITH SUCH SPECIFICATION.

   PLEASE FILL IN, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY IN
                           THE ACCOMPANYING ENVELOPE.

                (Continued and to be signed on the other side.)


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                               Please mark
                                                                your votes   /X/
                                                                 as this
                                              __________________
                              FOR SHARES OF CLASS A COMMON STOCK

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION    PROPOSAL 2-Ratification of         FOR      AGAINST   ABSTAIN
OF ALL THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3,       the selection of                   / /        / /       / /
AND AGAINST PROPOSAL 4                                              PricewaterhouseCoopers
                                                                    as independent accountants
  PROPOSAL 1-ELECTION OF DIRECTORS G. RATCLIFFE, E. BROOKS,         for the year 1999.
  G. EDWARDS, J. HOFFMAN, A. McNALLY IV, D. MEYER, J. URQUHART,
  M. WALLOP                                                         PROPOSAL 3-Approval of the
                                                                    Company's 1973 Stock Option        / /        / /       / /
      FOR all nominees listed above,                                Plan, as amended.
  (except as marked to the contrary below).
                  / /                                               PROPOSAL 4-Shareholder Proposal
                                                                    on Board Diversity.                / /        / /       / /
      WITHHOLD AUTHORITY
  to vote for all nominees listed above.
                  / /

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________________________

















                Signature(s) ____________________________________________________________________        Date _____________________
                NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.
------------------------------------------------------------------------------------------------------------------------------------
                                                         FOLD AND DETACH HERE

                              HUBBELL INCORPORATED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 1999
                      (FOR SHARES OF CLASS B COMMON STOCK)

          PROXY

     The undersigned hereby appoints each of G.J.RATCLIFFE and RICHARD W.DAVIES as proxies of the undersigned, with full power of substitution, to vote the shares of the undersigned in Hubbell Incorporated at the annual meeting of its shareholders and any adjournment thereof upon the matters set forth in the notice of meeting and Proxy Statement dated March 22, 1999 and upon all other matters properly coming before said meeting or any adjournment thereof. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS (2) and (3), AND AGAINST PROPOSAL (4) UNLESS A CONTRARY SPECIFICATION IS MADE, IN WHICH CASE IT WILL BE VOTED IN ACCORDANCE WITH SUCH SPECIFICATION.

   PLEASE FILL IN, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY IN
                           THE ACCOMPANYING ENVELOPE.

                (Continued and to be signed on the other side.)


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                               Please mark
                                                                your votes   /X/
                                                                 as this
                                              __________________
                              FOR SHARES OF CLASS B COMMON STOCK

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION      PROPOSAL 2-Ratification of        FOR      AGAINST   ABSTAIN
OF ALL THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 and 3,         the selection of                  / /        / /       / /
AND AGAINST PROPOSAL 4                                                PricewaterhouseCoopers
                                                                      as independent accountants
                                                                      for the year 1999.
  PROPOSAL 1-ELECTION OF DIRECTORS G. RATCLIFFE, E. BROOKS,
  G. EDWARDS, J. HOFFMAN, A. McNALLY IV, D. MEYER, J. URQUHART,       PROPOSAL 3-Approval of the
  M. WALLOP                                                           Company's 1973 Stock Option       / /        / /       / /
                                                                      Plan, as amended.
      FOR all nominees listed above,
  (except as marked to the contrary below).                           PROPOSAL 4-Shareholder Proposal
                  / /                                                 on Board Diversity.               / /        / /       / /

      WITHHOLD AUTHORITY
  to vote for all nominees listed above.
                  / /

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________________________










                Signature(s) ____________________________________________________________________        Date _____________________
                NOTE: Please sign exactly as your name or names appear hereon. Persons signing in a representative capacity should indicate their capacity.
------------------------------------------------------------------------------------------------------------------------------------
                                                         FOLD AND DETACH HERE